Exhibit 23.1

201 N. Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amended Registration Statement of Community Financial Shares, Inc. on Form S-1/A (Registration Statement No. 333-190679) of our report dated March 29, 2013, on our audits of the consolidated financial statements of Community Financial Shares, Inc. as of December 31, 2012 and 2011 and for the years then ended, which report is included in the Annual Report on Form 10-K of Community Financial Shares, Inc. for the year ended December 31, 2012. We also consent to the references to our firm under the caption “Experts.”

BKD, LLP

Indianapolis, Indiana

November 14, 2013